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N E W S  R E L E A S E

For Immediate Release

Media Contact: Mary Stuart Vice President Corporate Communications SYNAVANT Inc. +1 404 841 4142	Investor Relations Contact: Emma González Assistant Treasurer and Director, Investor Relations SYNAVANT Inc. +1 404 841 4130

SYNAVANT Enters into a New Strategic Alliance
with Siebel Systems

SYNAVANT to offer services and support to a broader
range of life science customers

ATLANTA, January 7, 2002—SYNAVANT Inc., (Nasdaq: SNVT), the global pioneer of pharmaceutical relationship management solutions for the biopharmaceutical and healthcare industries, today announced that it has entered into a new worldwide strategic consulting partner alliance, covering the life sciences market, with Siebel Systems, Inc., (Nasdaq: SEBL), the world's leading provider of eBusiness applications software.

Under the terms of the new agreement, which supersedes the former strategic software partner relationship, SYNAVANT will continue to support implementations of Siebel ePharma. Siebel ePharma is part of the Siebel Life Sciences product suite and also includes Siebel eMedical and Siebel eClinical, Web-enabled multichannel eBusiness applications designed to meet the needs of pharmaceutical, biotech, medical products, clinical research, and other healthcare companies. In addition, SYNAVANT will provide related support services to pharmaceutical companies worldwide. The company also assumes additional rights to provide professional services and support for Siebel Employee Resource Management (ERM), Siebel Systems' product that helps organizations attract, develop, manage, and retain informed employees, which will broaden SYNAVANT's reach into new markets including medical device companies. Under this new relationship, SYNAVANT is no longer a reseller of Siebel eBusiness Applications licenses. Instead, Siebel Systems and SYNAVANT will work together to offer complementary products and services that deliver complete solutions to life sciences customers.

"This new agreement is an evolution of our relationship with Siebel Systems, enabling us to better leverage our pharmaceutical experience and Siebel eBusiness Applications expertise. The opportunity to expand into new markets is another attractive component to the alliance. As a Strategic Consulting Alliance Partner in the life sciences vertical, SYNAVANT is best positioned to work closely with Siebel Systems to provide our global customers with the appropriate strategic solutions and services necessary to implement and manage their customer relationship management efforts successfully," commented Wayne P. Yetter, SYNAVANT's Chairman and Chief Executive Officer.

In addition, SYNAVANT will continue to support its customers that have licensed its proprietary technology.

About SYNAVANT Inc.

    SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. SYNAVANT accomplishes this by designing, building, and supporting a wide range of knowledge-based solution sets that bring together leading-edge technology, proven data management competence, a full range of specialist services, and over 30 years of healthcare expertise. Its comprehensive, global solutions include Pharmaceutical Relationship Management (PRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services. SYNAVANT Inc. is the company formed by the spin-off of the Strategic Technologies and Clark-O'Neill units from IMS HEALTH. SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 23 countries. Additional information is available at http://www.synavant.com.

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This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking, which can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on management's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks associated with operating on a global basis; the ability to identify, consummate and integrate acquisitions, alliances and ventures on satisfactory terms; the ability to develop new or advanced technologies, systems or products; the ability to successfully maintain historic effective tax rates; regulatory, legislative and enforcement initiatives; the ability to obtain future financing on satisfactory terms and consolidation of the pharmaceutical industry. These risks and uncertainties are not intended to be exhaustive and should be read in conjunction with other cautionary statements discussed in more detail in the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Pro forma EBITDA is defined by the Company as operating income or loss before depreciation, amortization, and restructuring and other one-time charges. Pro forma EBITDA is not in accordance with Generally Accepted Accounting Principles and may not be comparable to similarly titled measures presented by other companies.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.